Exhibit 99.1

         Gouverneur Bancorp Announces Fiscal 2008 First Quarter Results

Gouverneur, New York, February 5, 2008: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") the parent holding company for Gouverneur Savings and Loan Association (the "Bank"), today announced the results for the first quarter of fiscal year 2008 ended December 31, 2007.

For the three months ended December 31, 2007 the Company reported net income of $239,000, or $0.10 per diluted share, representing an increase of $23,000, or
10.6 %, over last year's net income of $216,000, or $0.09 per diluted share. The annualized return on average assets and the return on average equity increased to 0.72% and 4.64% for the three months ended December 31, 2007 from 0.66% and 4.28%, respectively, for the three months ended December 31, 2006.

Total assets decreased by $0.4 million, or 0.3% from $132.6 million to $132.2 million during the first three months of fiscal 2008, while net loans increased $0.1 million, or 0.1%, to reach $106.2 million over the same period.

Commenting on the quarter's results, Mr. Richard F. Bennett, the Company's President and Chief Executive Officer, said, "The Federal Reserve has lowered interest rates 2.25% starting in September 2007. The Federal Reserve, confronted with a global stock sell-off fanned by increased fears of a recession, cut a key interest rate by three-quarters of a percentage point on January 22, 2008, the biggest one-day move by the central bank in recent memory and followed up with a cut of one-half of a percentage point on January 30, 2008. Meanwhile, Congress and the President have agreed to a tax rebate program providing rebates to most tax filers to boost the economy. Interest rate spread has improved, although it will continue to be pressured as loan rates may fall more quickly than deposit rates. We are re-activating our loan arbitrage program because we feel the current interest rate environment provides a good opportunity to match new FHLB borrowings against new mortgage loan originations."

Net interest income decreased by $7,000, or 0.7%, from $1,047,000 for the quarter ended December 31, 2006 to $1,040,000 for the quarter ended December 31, 2007. Interest income increased $19,000, or 1.0%, while interest expense increased $26,000, or 2.7% over the same period. Non-interest income increased $10,000, or 6.7% to $159,000 for the quarter ended December 31, 2007 compared to $149,000 for the quarter ended December 31, 2006.

Non-interest expense decreased by $13,000 from the first quarter of fiscal 2007 to the first quarter of fiscal 2008 as occupancy and equipment expense increased by $23,000 and directors' fees decreased by $40,000. Occupancy and equipment costs increased due to the addition of the new office in Gouverneur and directors' fees decreased due to a decrease in the market value of the underlying plan assets in the deferred directors' fees plan in this year's quarter.

Non-performing loans and non-accrual loans were $1,122,000 at December 31, 2007, compared to $821,000 at December 31, 2006. There was no loan loss provision and net charge-offs were $17,000 for the quarter ended December 31, 2007. The allowance for loan losses was $894,000, or 0.84% of total gross loans outstanding at December 31, 2007 as compared to $931,000, or 0.87% at December 31, 2006.

Deposits decreased $0.7 million, or 0.9%, to $75.5 million at December 31, 2007 from $76.2 million at September 30, 2007. Advances from the Federal Home Loan Bank of New York ("FHLB") decreased from $33.2 million at September 30, 2007 to $32.7 million at December 31, 2007.

Shareholders' equity was $20.5 million at December 31, 2007, an increase of 0.5% over the September 30, 2007 balance of $20.4 million. The book value of Gouverneur Bancorp, Inc. was $8.93 per common share based on 2,300,399 shares outstanding at December 31, 2007.

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.